Exhibit 99.1

News Release

Hecla Announces $60 Million Private Placement

COEUR D’ALENE, Idaho, Jun 02, 2009 (BUSINESS WIRE) – Hecla Mining Company (NYSE:HL) today announced it has entered into a definitive agreement to sell securities to selected institutional investors for aggregate gross proceeds of approximately $60 million. The offering is expected to close on or about June 5, 2009, subject to the satisfaction of customary closing conditions. Hecla is required to file a resale registration statement relating to the shares and warrants in the offering.

Under the terms of the offering, Hecla will sell approximately 17.4 million shares of common stock and Series 4 warrants to purchase approximately 12.2 million shares of common stock at a price of $3.45 per unit. The Series 4 warrants will have an exercise price of $3.68 per share and are exercisable for 181 days beginning 181 days after closing. Net proceeds from the share issuance will be used to repay a portion of the term debt.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “This transaction reduces term debt to about $55 million which significantly lowers borrowing costs. With this level of debt and an amortization schedule that does not begin until March 2010, our risks are reduced and the flexibility to grow reserves and production is improving.”

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM), acted as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

SOURCE: Hecla Mining Company

Hecla Mining Company

Don Poirier, vice president - corporate development, 208/769-4128